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

FORM 3                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549                                         OMB APPROVAL
                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB No.                        3235-0104
                                                                                   Expires:                February 1, 1994
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average
                                   Section 17(a) of the
                Public Utility Holding Company Act of 1935 or Section 30(f)        burden hours per
                           of the Investment Company Act of 1940                   response                             0.5

1) Name and Address of Reporting Person 2) Date of Event      4) Issuer Name and Ticker or Trading Symbol
        WILLIAM H. JARRARD, JR.            Requiring Statement
                                           (Month/Day/Year)       SHELTER PROPERTIES VII, L.P.

                                            MARCH 1, 1998
                                            -------------

  (Last)    (First)     (MI)            3) IRS Or Social      5) Relationship of Reporting Person to Issuer  6) If Amendment, Date
     C/O INSIGNIA PROPERTIES, L.P.         Security Number                                                      of Original
     ONE INSIGNIA FINANCIAL PLAZA          of Reporting          X  Director   X  10% Owner                    (Month/Day/Year)
     P.O. BOX 1089                         Person               ___ Office    ___ Other
  (Street)                                 (Voluntary)          (give title below)     (specify below)                 N/A
                                              N/A                       PRESIDENT & DIRECTOR
GREENVILLE,   SC       29602                                            --------------------
(City)     (State)     (Zip)


                         TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                         --------------------------------------------------------------------------------

1) Title of Security            2) Amount of Securities   3) Ownership         4) Nature of Indirect Beneficial Ownership
        (Instr. 3)                 Beneficially Owned        Form:  Direct        (Instr. 5)
                                   (Instr. 4)                (D) or Indirect
                                                             (I)  (Inst. 5)
-------------------------------------------------------------------------------------------------------------------------
LIMITED PARTNERSHIP UNITS                  2.00                    N/A                                  N/A
-------------------------------------------------------------------------------------------------------------------------
                                           2,178                   N/A                                  N/A
-------------------------------------------------------------------------------------------------------------------------

Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.


                                                                 SEC 1473 (3/91)




              TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
              --------------------------------------------------
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
        --------------------------------------------------------------

1) Title of              2) Date Exercisable     3) Title and Amount      4) Conversion  5) Ownership      6) Nature of Indirect
   Derivative Security      and Expiration          of Securities            or Exercise    Form of           Beneficial Ownership
   (Inst. 3)                Date                    Underlying Derivative    Price of       Derivative        (Instr. 5)
                            (Month/Day/Year)        Security                 Derivative     Security:
                                                    (Instr. 4)               Security       Direct (D)
                         ----------------------     ---------------------                   or (I) Indirect
                         Date        Expiration               Amount or                     (Instr. 5)
                         Exercisable Date           Title       Number
                                                              of Shares

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Explanation of Responses:
------------------------




/s/William H. Jarrard, Jr.               March 10, 1998
--------------------------               -------------
**Signature of Reporting Person          Date



**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                 SEC 1473 (3/91)